The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133187
SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2006
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 10, 2006)
$200,000,000
Continental Airlines, Inc.
% Notes Due 2011

We will pay interest at the rate of                % per year on the principal amount of the notes from             , 2006, or from the most recent date to which interest has been paid or provided for, semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2007. The notes will mature on December 1, 2011.

We may redeem all or a portion of the notes at any time or from time to time prior to their maturity for cash at the redemption price described in this prospectus supplement.

The notes represent our unsubordinated, unsecured obligations. The notes rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. However, the notes are effectively subordinated to all of our existing and future secured debt to the extent of the security on such other debt and to all existing and future obligations of our subsidiaries.

Investing in our notes involves a high degree of risk. Before buying any notes, you should read the discussion of material risks of investing in the notes in “Risk Factors” beginning on page S-3 of this prospectus supplement.

The notes will be issued in the form of a global security held in book-entry form and will be issued in minimum denominations of $2,000 and $1,000 multiples thereof. The notes will not be listed on any national securities exchange. For a further description of the terms of the notes, see “Description of Notes” beginning on page S-10.

	Per Note	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     The underwriters are offering the notes as set forth under “Underwriting.” Delivery of the notes will be made on or about November          , 2006.

Sole Book-Running Manager
MORGAN STANLEY

Co-Managers

CREDIT SUISSE	GOLDMAN, SACHS & CO
The date of this prospectus supplement is November                , 2006

      You should rely only upon the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of those documents’ respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.
      If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.
      Information contained on our website does not constitute part of this prospectus supplement.
      In this prospectus supplement, “Continental Airlines,” “our company,” “we,” “us,” and “our” refer to Continental Airlines, Inc. and our consolidated subsidiaries.

S-i

PROSPECTUS SUPPLEMENT SUMMARY
      The following summary includes basic information about our company and this offering. It may not contain all of the information that is important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors.”
Continental Airlines, Inc.
      We are a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the world’s fifth largest airline (as measured by the number of scheduled miles flown by revenue passengers, known as revenue passenger miles, in the nine-month period ended September 30, 2006). Together with ExpressJet Airlines, Inc. (operating as Continental Express and referred to in this prospectus as “ExpressJet”), a wholly owned subsidiary of ExpressJet Holdings, Inc., from which we purchase seat capacity, and our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), each a Delaware corporation, we operate more than 2,800 daily departures. As of September 30, 2006, Continental Airlines flew to 128 domestic and 126 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 26 European cities, nine South American cities, Tel Aviv, Delhi, Hong Kong, Beijing and Tokyo as of September 30, 2006. In addition, we provide service to more destinations in Mexico and Central America than any other United States airline, serving 41 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.
      We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.
The Offering

Notes	$200,000,000 aggregate principal amount of % Notes due 2011.

Maturity	December 1, 2011

Interest	The notes will bear interest at the rate of % per year on the principal amount beginning , 2006 or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2007. Interest will be calculated using a 360-day year composed of twelve 30-day months.

Ranking	The notes represent our unsubordinated, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated debt. However, the notes are effectively subordinated to all of our existing and future secured debt to the extent of the collateral securing such debt and to all existing and future liabilities of our subsidiaries. See “Description of Notes— Ranking of the Notes.”

Sinking Fund	None.

Redemption of Notes at Our Option	We may redeem for cash all or a portion of the notes at any time or from time to time, by paying the redemption price described under “Description of Notes— Redemption of Notes at Our Option,” which will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) a make whole amount, if any, together with accrued and unpaid interest to the redemption date.

Merger and Sales of Assets	The indenture governing the notes, as supplemented, will contain a covenant that limits our ability to merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity. See “Description of Notes— Merger and Sales of Assets by the Company.”

DTC Eligibility	The notes will be issued in fully registered book entry form and will be represented by one permanent global note without coupons. The global note will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes— Book-Entry System.”

Trading	We do not intend to list the notes on any national securities exchange. The notes will be new securities for which there is currently no public market.

Use of Proceeds	Assuming the notes are sold at 100% of their par value, we estimate that the net proceeds from the offering after deducting the underwriter’s discount and expenses will be approximately $196.5 million. We intend to use the proceeds we receive from this offering for general corporate purposes.

RISK FACTORS
      You should carefully consider the risks and uncertainties described below, together with all of the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before purchasing the notes. If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. As a result, the market value of the notes could decline, and you could lose part or all of your investment.
Risk Factors Relating to the Company

We have suffered significant losses.
      We have suffered substantial losses since September 11, 2001, the magnitude of which is not sustainable if those losses were to continue. Our ability to return to sustained profitability depends, among other factors, on implementing and maintaining a more competitive cost structure, retaining our domestic length-of-haul adjusted revenue per available seat mile premium to the industry and responding effectively to the factors that threaten the airline industry as a whole. Although the current U.S. domestic network carrier environment continues to improve as several of our network competitors reduce domestic capacity and as carriers have increased fares in response to record-high fuel prices, a number of factors continue to pressure the industry. Among the many factors that threaten us are the continued rapid growth of low-cost carriers and resulting pressure on domestic fares, high fuel costs, excessive taxation and significant pension liabilities. Additionally, a number of our competitors are increasing their international capacity, which is resulting in pressure on yields in impacted markets.

Record high fuel costs have materially and adversely affected our operating results.
      Fuel costs, which are currently at historically high levels, constitute a significant portion of our operating expense. Mainline fuel costs represented approximately 26.7% and 29.8% of our mainline operating expenses for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. We expect that fuel expense will be our single largest operating expense item in 2006. Based on gallons expected to be consumed in 2006, for every one dollar increase in the price of a barrel of crude oil, our annual fuel expense would increase by approximately $42 million. Our fuel expense could further increase if the refining margin (the component of the price of jet fuel attributable to the refining of crude oil into jet fuel) increases above current levels.
      We are also at risk for all of ExpressJet’s fuel costs, as well as a margin on ExpressJet’s fuel costs up to a negotiated cap of 71.2 cents per gallon, under our capacity purchase agreement and a related fuel purchase agreement with ExpressJet.
      Fuel prices and supplies are influenced significantly by international political and economic circumstances, such as increasing demand by developing nations, conflicts or instability in the Middle East or other oil producing regions, and diplomatic tensions between the U.S. and oil producing nations, as well as OPEC production curtailments, disruptions of oil imports, environmental concerns, weather and other unpredictable events. For example, Hurricane Katrina and Hurricane Rita caused widespread disruption in 2005 to oil production, refinery operations and pipeline capacity in portions of the U.S. Gulf Coast. As a result of these disruptions, the price of jet fuel increased significantly and the availability of jet fuel supplies was diminished.
      From time to time we enter into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term hedge protection (generally three to six months) against sudden and significant increases in jet fuel prices. As of September 30, 2006, we had hedged approximately 31% of our projected fuel requirements for the fourth quarter of 2006 using petroleum swap contracts with a weighted average swap price of $74.11 per barrel. In addition, we had hedged 3% of our projected fuel requirements for the fourth quarter of 2006 using jet fuel option contracts forming zero cost collars. We had also hedged 10% of our projected fuel requirements for the first quarter of 2007 using petroleum swap contracts with a weighted average swap price of $71.40.

      Further increases in jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial condition or liquidity.

Our high leverage may affect our ability to satisfy our significant financing needs or meet our obligations.
      As is the case with our principal competitors, we have a high proportion of debt compared to our equity capital. As of September 30, 2006, we had approximately:

•	$5.5 billion (including current maturities) of long-term debt and capital lease obligations,

•	$704 million of stockholders’ equity, and

•	$2.7 billion in consolidated cash, cash equivalents and short-term investments (of which $247 million was restricted cash).
      Our combined long-term debt and capital lease obligations coming due in the fourth quarter of 2006 total $291 million, and we have significant amounts coming due in 2007 and thereafter. We also have significant operating lease and facility rental costs. Annual aircraft and facility rental expense under operating leases was $1.4 billion for the year ended December 31, 2005 and $1.1 billion for the nine months ended September 30, 2006.
      In addition, we have substantial commitments for capital expenditures, including the acquisition of new aircraft and related spare engines. As of September 30, 2006, we had firm commitments for 83 new aircraft from Boeing, with an estimated cost of $4.3 billion, and options to purchase 67 additional Boeing aircraft. We are scheduled to take delivery of one new 737-800 aircraft in the remainder of 2006, with delivery of the remaining 82 new Boeing aircraft occurring from 2007 through 2012.
      We have entered into agreements to finance the six 737-800 aircraft delivered in the second half of 2006 and the two 777-200ER aircraft to be delivered in 2007. By virtue of these agreements, we have financing available for all Boeing aircraft scheduled to be delivered through 2007. In addition, we have backstop financing for 24 of the remaining 60 Next-Generation 737 aircraft to be delivered in 2008 and 2009. However, we do not have backstop financing or any other financing currently in place for the remaining aircraft on order. Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures, or for our capital expenditures in general.
      At September 30, 2006, our senior unsecured debt ratings were Caa1 by Moody’s and CCC+ by Standard & Poor’s. Reductions in our credit ratings may increase the cost and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post additional collateral of approximately $108 million under our bank-issued credit card processing agreement if our senior unsecured debt rating falls below Caa3 as rated by Moody’s or CCC- as rated by Standard & Poor’s. We would also be required to post additional collateral of up to $24 million under our worker’s compensation program if our senior unsecured debt rating falls below Caa2 as rated by Moody’s or CCC+ as rated by Standard & Poor’s.
      Our bank-issued credit card processing agreement also contains financial covenants which require, among other things, that we maintain a minimum EBITDAR (generally, earnings before interest, taxes, depreciation, amortization, aircraft rentals and income from affiliates, adjusted for special items) to fixed charges (interest and aircraft rentals) ratio for the preceding 12 months of 1.1 to 1.0. The liquidity covenant requires us to maintain a minimum level of $1.0 billion of unrestricted cash and short-term investments and a minimum ratio of unrestricted cash and short-term investments to current liabilities at each month end of .29 to 1.0. Although we are currently in compliance with all of the covenants, failure to maintain compliance would result in our being required to post up to an additional $535 million of cash collateral, which would adversely affect our liquidity. Depending on our unrestricted cash and short-term investments balance at the time, the posting of a significant amount of cash collateral could cause our unrestricted cash and short-term investments balance to fall below the $1.0 billion minimum balance required under our $350 million loan facility secured by certain of our U.S.-Asia routes and related assets, as well as all of the outstanding common stock and substantially all the assets of our subsidiaries Air Micronesia, Inc. (“AMI”) and CMI, resulting in a default under such facility.
      We have noncontributory defined benefit pension plans in which substantially all of our U.S. employees participate, other than employees of Chelsea Food Services and CMI. We have significant ongoing funding obligations under these plans. For example, during the first nine months of 2006, we contributed $176 million to our defined benefit pension plans. In October 2006, we contributed an additional $70 million, resulting in total contributions to our defined benefit pension plans in 2006 of $246 million through November 1, 2006, which exceeds the minimum contributions required to be made prior to December 31, 2006, after giving effect to the recently enacted Pension Protection Act of 2006. We estimate that contributions to our defined benefit pension plans will total approximately $200 million during 2007, after giving effect to the Pension Protection Act.

Our labor costs may not be competitive and could threaten our future liquidity.
      Labor costs constitute a significant percentage of our total operating costs. Labor costs (including employee incentives) constituted 23.6% and 22.7% of our total operating expenses for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. All of the major hub-and-spoke carriers with whom we compete have achieved significant labor cost reductions, whether in or out of bankruptcy. Even given the effect of pay and benefit cost reductions we implemented beginning in April 2005, we believe that our wages, salaries and benefits cost per available seat mile, measured on a stage length adjusted basis (“labor CASM”), will continue to be higher than that of many of our competitors. Although we enjoy generally good relations with our employees, we can provide no assurance that we will not experience labor disruptions in the future. Any disruptions which result in a prolonged significant reduction in flights would have a material adverse effect on our results of operations or financial condition.

A significant failure or disruption of the computer systems on which we rely could adversely affect our business.
      We depend heavily on computer systems and technology to operate our business, such as flight operations systems, communications systems, airport systems and reservations systems (including continental.com and third party global distribution systems). These systems could suffer substantial or repeated disruptions due to events beyond our control, including natural disasters, power failures, terrorist attacks, equipment or software failures and computer viruses and hackers. Any such disruptions could materially impair our flight and airport operations and our ability to market our services, and could result in increased costs, lost revenue and the loss or compromise of important data. Although we have taken measures in an effort to reduce the adverse effects of certain potential failures or disruptions, if these steps are not adequate to prevent or remedy the risks, our business may be materially adversely affected.
      In addition, a significant portion of our revenue, including a significant portion of our higher yield traffic, is derived from bookings made through third party global distribution systems (“GDSs”) used by many travel agents and travel purchasers. Over the past several years we have focused on reducing our distribution costs, including GDS fees. We recently entered into new long-term content agreements with the operators of three of the four major GDSs, and our current agreement with the operator of the fourth major GDS was recently extended and now expires in December 2006. We are currently in negotiations with the operator of the fourth major GDS, and we have not yet been able to reach a long-term content agreement on terms that are acceptable to us. If we are unable to reach a long-term agreement with the operator of the fourth GDS, it is possible that our flights would not be available for sale through that GDS upon expiration of the extension. The lack of a content agreement would make our fares, seat availability, schedules and inventories unavailable for display through the GDS, which could damage our relationships with any travel agents or travel purchasers reliant on that GDS, and could also result in a decline in our sales, which decline could be sufficient to result in a material adverse effect on us.

Risk Factors Relating to the Airline Industry

Additional terrorist attacks or international hostilities may further adversely affect our financial condition, results of operations and liquidity.
      As described in greater detail in our filings with the Securities and Exchange Commission, the terrorist attacks of September 11, 2001 involving commercial aircraft severely and adversely affected our financial condition, results of operations and liquidity and the airline industry generally. Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights due to terrorist threats, such as the August 2006 terrorist plot targeting multiple airlines, including us), could negatively affect us and the airline industry. The potential negative effects include increased security, insurance and other costs for us, higher ticket refunds and decreased ticket sales. The war in Iraq further decreased demand for air travel during the first half of 2003, especially in transatlantic markets, and additional international hostilities could potentially have a material adverse impact on our financial condition, results of operations or liquidity. Our financial resources might not be sufficient to absorb the adverse effects of any further terrorist attacks or other international hostilities.

The airline industry is highly competitive and susceptible to price discounting.
      The U.S. airline industry is increasingly characterized by substantial price competition, especially in domestic markets. Carriers use discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of our competitors have substantially greater financial resources, including hedges against fuel price increases, or lower cost structures than we do, or both. In recent years, the domestic market share held by low cost carriers has increased significantly and is expected to continue to increase, which is dramatically changing the airline industry. The increased market presence of low cost carriers has increased competition and impacted the ability of the network carriers to maintain sufficient pricing structures in domestic markets, which negatively affects profitability. This has contributed to the dramatic losses for us and the airline industry generally. For example, a low-cost carrier began to directly compete with us on flights between Liberty International and destinations in Florida in 2005, and has recently entered the New York to Houston market. We are responding vigorously to this challenge, but have experienced significantly decreased yields on affected flights. We cannot predict whether or for how long these trends will continue.
      In addition to price competition, airlines also compete for market share by increasing the size of their route system and the number of markets they serve. Several of our domestic competitors have announced and begun to implement aggressive plans to expand into international markets, including some destinations that we currently serve. The increased competition is reducing yields or load factors in these international markets and, particularly to the extent our competitors continue this expansion and engage in price discounting or offer large commissions to travel agents or other distributors, may have a material adverse effect on our results of operations, financial condition or liquidity.
      Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand is influenced by, among other things, the state of the global economy and domestic and international events such as terrorism, hostilities involving the United States or concerns about exposure to contagious diseases (such as SARS or avian flu). The September 11, 2001 terrorist attacks, the weak economy prior to 2004, turbulent international events (including the war in Iraq and the SARS outbreak), high fuel prices and extensive price discounting by carriers have resulted in dramatic losses for us and the airline industry generally. To the extent that future events of this nature negatively impact passenger travel behavior and/or fare levels, such events may have a material adverse effect on our results of operations, financial condition or liquidity.
      Delta, Northwest and several small competitors have filed for bankruptcy protection, and other carriers could file for bankruptcy or threaten to do so to reduce their costs. US Airways and, more recently, United, have emerged from bankruptcy. Carriers operating under bankruptcy protection may be in a position to operate in a manner adverse to us and could emerge from bankruptcy as more vigorous competitors with substantially lower costs than ours.

      Since its deregulation in 1978, the U.S. airline industry has undergone substantial consolidation and may experience additional consolidation in the future. We routinely monitor changes in the competitive landscape and engage in analysis and discussions regarding our strategic position, including alliances, asset acquisitions and business combination transactions. We have had, and expect to continue to have, discussions with third parties, including other airlines, regarding strategic alternatives. The impact of any consolidation within the U.S. airline industry cannot be predicted at this time.

Additional security requirements may increase our costs and decrease our traffic.
      Since September 11, 2001, the Department of Homeland Security (“DHS”) and the Transportation Security Administration (“TSA”) have implemented numerous security measures that affect airline operations and costs, and are likely to implement additional measures in the future. DHS has implemented the US-VISIT program (a program of fingerprinting and photographing foreign visa holders), announced that it will implement greater use of passenger data for evaluating security measures to be taken with respect to individual passengers, expanded the use of federal air marshals on our flights (thus displacing revenue passengers and causing increased customer complaints from displaced passengers), been considering a requirement to install aircraft security systems (such as active devices on commercial aircraft as countermeasures against portable surface to air missiles) and expanded cargo and baggage screening. DHS has also required certain flights to be cancelled on short notice for security reasons, and has required certain airports to remain at higher security levels than other locations. In addition, foreign governments also have begun to institute additional security measures at foreign airports we serve, out of their own security concerns or in response to security measures imposed by the U.S.
      Most recently, the TSA has imposed additional measures affecting the contents of baggage that may be carried on an aircraft, and officials in the United Kingdom temporarily banned all carry-on baggage on flights originating in the U.K., each in response to the discovery in August 2006 of a terrorist plot targeting several airlines, including us. The TSA and other security regulators may be expected to impose other measures as necessary to respond to future threats.
      A large part of the costs of these security measures is borne by the airlines and their passengers, and we believe that these and other security measures have the effect of decreasing the demand for air travel and the attractiveness of air transportation as compared to other modes of transportation in general. Security measures imposed by the U.S. and foreign governments after September 11, 2001 have increased our costs and therefore adversely affected our financial results, and additional measures taken in the future may result in similar adverse effects.

Expanded government regulation could further increase our operating costs and restrict our ability to conduct our business.
      As evidenced by the security measures discussed above, airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenue. The FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures. Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. We expect to continue incurring expenses to comply with the FAA’s regulations.
      Many aspects of airlines’ operations also are subject to increasingly stringent federal, state and local laws protecting the environment. Future regulatory developments in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. For example, potential future actions that may be taken by the U.S. government, foreign governments (including the European Union), or the International Civil Aviation Organization to limit the emission of greenhouse gases by the aviation sector are unknown at this time, but the impact to us and our industry is likely to be adverse and could be significant.

      Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed and, in some cases, adopted. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that current laws and regulations, or laws or regulations enacted in the future, will not adversely affect us.

Our results of operations fluctuate due to seasonality and other factors associated with the airline industry.
      Due to greater demand for air travel during the summer months, revenue in the airline industry in the second and third quarters of the year is generally stronger than revenue in the first and fourth quarters of the year for most U.S. air carriers. Our results of operations generally reflect this seasonality, but also have been impacted by numerous other factors that are not necessarily seasonal, including excise and similar taxes, weather, air traffic control delays and general economic conditions, as well as the other factors discussed above. For example, in the third quarter of 2005, Hurricanes Katrina and Rita disrupted our operations and resulted in unprecedented high prices and diminished supplies of jet fuel. As a result, our operating results for a quarterly period are not necessarily indicative of operating results for an entire year, and historical operating results are not necessarily indicative of future operating results.
Risks Related to the Notes

The notes are unsecured and effectively subordinated to our secured debt and to all obligations of our subsidiaries.
      The notes represent our unsubordinated, unsecured obligations and rank equal in right of payment to all of our other existing and future unsecured and unsubordinated debt. However, the notes are effectively subordinated to all of our existing and future secured debt, to the extent of the security on such other debt, and to all existing and future obligations of our subsidiaries. As of September 30, 2006, after giving effect to the offering of the notes, we and our subsidiaries had $5.7 billion (including current maturities) of long-term debt and capital lease obligations outstanding, of which $4.8 billion was secured by certain of our routes and substantially all of our other property and equipment, spare parts inventory and the outstanding common stock and substantially all of the assets of our wholly-owned subsidiaries, AMI and CMI. As of September 30, 2006, $379 million of our long-term debt and capital lease obligations consisted of long-term debt and capital lease obligations of our subsidiaries to which the notes are structurally subordinate. In addition, we have entered into guarantees for approximately $1.7 billion aggregate principal amount of tax-exempt special facilities revenue bonds and related interest, excluding our contingent liability for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies.
      In the event of any distribution of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.
      We are not restricted by the notes from incurring indebtedness, and our subsidiaries may incur significant indebtedness without guaranteeing the notes. In addition, the notes do not restrict the ability of us or our subsidiaries to incur liens.

The notes lack a “cross-default” provision and some covenants typically found in other comparably rated public debt securities, including some of our debt securities.
      Although the notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of a “cross-default” provision and several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	sale-leaseback transactions;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.
      In addition, the notes do not contain certain provisions that would give holders of the notes the right to require us to repurchase their notes in the event of a change of control or similar event. However, creditors holding approximately $375 million of our outstanding convertible debt securities would be entitled to require us to repurchase those securities in certain circumstances constituting a change of control.

There is no public market for the notes, and you cannot be sure that an active trading market will develop for the notes.
      There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. We cannot assure you that any market for the notes will develop, or that such a market will provide liquidity for holders of the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market may not develop for the notes.
USE OF PROCEEDS
      Assuming the notes are sold at 100% of their par value, we expect to receive approximately $196.5 million of net proceeds after deducting estimated offering expenses from this offering. We intend to use these net proceeds for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of our “earnings” to our “fixed charges” for the year 2003 was 1.14 and for the nine months ended September 30, 2006 was 1.37. For the years 2001, 2002, 2004 and 2005, “earnings” were inadequate to cover “fixed charges” by $161 million in 2001, $658 million in 2002, $490 million in 2004 and $102 million in 2005.
      The ratio of earnings to fixed charges is based on continuing operations. For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income (loss) adjusted for undistributed income of companies in which we have a minority equity interest; and

•	our fixed charges, net of interest capitalized.
      “Fixed charges” represent:

•	the interest expense we record on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

•	that portion of rentals considered to be representative of the interest expense.
DESCRIPTION OF NOTES
      We will issue the notes under a senior debt indenture, dated as of July 15, 1997, between us, as issuer, and The Bank of New York (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One, N.A.), as trustee, as supplemented by a supplemental indenture dated as of the date of issuance of the notes. The following summarizes the material provisions of the notes. We refer to the indenture, as supplemented by the supplemental indenture applicable to the notes, as the “indenture.” The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this description, define your rights as a note holder. A copy of the indenture has been filed with the registration statement relating to this prospectus. As used in this description of notes, the words “we,” “us” and “our” refer only to Continental Airlines, Inc. and do not include any current, former or future subsidiary of Continental Airlines, Inc.
General
      The notes will be initially limited to $200,000,000 aggregate principal amount, will mature on December 1, 2011 and will be our unsecured, unsubordinated obligations.
      The notes bear interest at the rate of           % per year on the principal amount from                   , 2006 or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2007, to holders of record at the close of business on the May 15 and November 15 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest is calculated using a 360-day year composed of twelve 30-day months.
      Maturity or redemption of a note at our option will cause the interest, if any, to cease to accrue on such note. We may not reissue a note that has matured or been redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.
      The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or the issuance or repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under “—Merger and Sales of Assets by the Company.”
      The notes will be issued in the form of a global security held in book-entry form and will be issued in minimum denominations of $2,000 and $1,000 multiples thereof. The notes will not be listed on any national securities exchange.
      The notes are payable at the principal corporate trust office of the paying agent, which is currently an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.
Further Issuances
      We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.
Methods Of Receiving Payments On The Notes
      Each installment of semiannual interest on any note shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States, if the trustee shall have received proper wire transfer instructions from such payee not later than the related record date or, if no such instructions have been received, by check drawn on a bank in New York City mailed to the payee at its address set forth on the registrar’s books.
Paying Agent And Registrar For The Notes
      The trustee will act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.
Ranking Of The Notes
      The notes will represent our unsubordinated, unsecured obligations and rank equal in right of payment to all of our other existing and future unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the security on such other debt and to all existing and future obligations of our subsidiaries.
      As of September 30, 2006, we and our subsidiaries had:

•	approximately $5.5 billion (including current maturities) of long-term debt and capital lease obligations ($379 million of which consisted of long-term debt and capital lease obligations of our subsidiaries to which the notes will be structurally subordinate) and $704 million of stockholders’ equity;

•	entered into guarantees for $1.7 billion aggregate principal amount of tax-exempt special facilities revenue bonds and related interest, excluding our contingent liability for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport; and

•	outstanding secured debt of approximately $4.8 billion that would have been effectively senior to the notes.
      Holders of the notes will be creditors of only Continental Airlines, Inc. and not our subsidiaries. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries. See “Risk Factors— The notes are unsecured and effectively subordinated to our secured debt and to all obligations of our subsidiaries.”
Sinking Fund
      The notes will not be entitled to the benefit of any sinking fund.
Redemption Of Notes At Our Option
      We will have the right to redeem the notes, in whole or in part at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means with respect to any redemption date for notes, the average of two Reference Treasury Dealer Quotations for such redemption date.
      “Quotation Agent” means the Reference Treasury Dealer appointed by us.
      “Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.l5 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.
Redemption Procedures
      We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.
      If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate.

Merger And Sales Of Assets By The Company
      The indenture provides that we will not consolidate with or merge into any other entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all our properties and assets unless:

•	the entity formed by such consolidation or into which we are merged or the entity which acquires or which leases our property and assets substantially or as an entirety is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes by supplemental indenture, all our obligations under the notes, and our obligations under the indenture;

•	immediately after giving effect to such transactions, no Event of Default (as defined below) or Default (as defined below) shall have occurred and be continuing; and

•	certain other conditions are met.
      If a successor corporation assumes our obligations, the successor will succeed to and be substituted for us under the indenture and the notes. Consequently, all of our obligations will terminate. If any such permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction occurs, the holders of the notes will not have the right to require redemption of their securities or similar rights.
Events Of Default
      An “Event of Default” occurs with respect to the notes if any of the following occurs:

•	we fail to pay interest on the notes or any other amount applicable to the notes within 30 days of the due date;

•	we fail to pay principal on any notes on its due date;

•	we default for 60 days after notice to us by the trustee, or by the holders of 25% in aggregate principal amount of the notes then outstanding, in the performance of any other agreement applicable to the notes; or

•	certain events of bankruptcy, insolvency or reorganization occur.
      If an Event of Default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, by written notice to us (and to the trustee, if notice is given by the holders of the notes), declare the principal amount of the notes accrued through the date of such declaration, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.
      The indenture provides that the trustee will give to the holders of the notes notice of all uncured Defaults (as defined below) within 90 days after the occurrence of Default. However, notice will not be given until 60 days after the occurrence of a Default with respect to the notes involving a failure to perform a covenant other than the obligation to pay principal and interest. Further, in the case of default in payment on the notes, the trustee may withhold the notice if and so long as a committee comprised of certain officers of the trustee determines in good faith that withholding such notice is in the interest of the holders of the notes. “Default” means any event which is, or after the passage of time or both, would be, an Event of Default.
      An Event of Default with respect to the notes will not necessarily be an event of default with respect to any other debt securities issued under the indenture, and an event of default with respect to another series of debt securities issued under the indenture will not necessarily be an Event of Default with respect to the notes.
      Under the indenture, the trustee is under no obligation to exercise any of its rights or powers at the request of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to provisions for indemnification, the indenture provides that the holders of not less than a majority in aggregate principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the notes, or exercising any trust or power conferred on the trustee. We are required to file annually with the trustee a certificate as to our compliance with all conditions and covenants under the indenture, except an Event of Default based on the payment of the principal or interest on the notes and certain other defaults.
      By notice to the trustee, the holders of not less than the majority in total principal amount of the notes may waive any past Default or Event of Default with respect to that series and its consequences. Further, a majority of the holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained and entered), except an acceleration based on an Event of Default in the payment of the principal of, or interest, if any, on the notes (and any resulting acceleration) and certain other defaults.
Modification Of Indenture
      Without Holder Consent. Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to our company and the assumption of our covenants by a successor; or

•	to add one or more covenants for the benefit of the holders of the notes, or

•	to surrender any right or power conferred upon us; or

•	to add any additional Events of Default for the notes; or

•	to add or change any provisions to such extent as necessary to permit or facilitate the issuance of the notes in bearer or in global form; or

•	to provide security for the notes; or

•	to establish the form or terms of other debt securities issued under the indenture; or

•	to provide for payment on bearer securities; or

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•	under certain circumstances to add to, change or eliminate any provision affecting notes not yet issued; or

•	to cure any ambiguity or defect, to correct any mistake, to correct or supplement any inconsistent provision, to permit or facilitate defeasance and discharge, or to make any other provisions with respect to matters or questions arising under the indenture that do not adversely affect the interests of the holders of notes issued under the indenture in any material respect.
      If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.
      With Holder Consent. Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the notes is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the notes pursuant to a supplemental indenture. However, no amendment or modification may, without the consent of the holder of each outstanding notes directly affected thereby:

•	change the stated maturity of the principal or interest on the notes; or

•	reduce the principal amount, interest or premium payable or change the currency in which the notes are payable; or

•	impair the right to bring suit to enforce any payment; or

•	reduce the percentages in principal amount of notes, the consent of whose holders is required to modify or amend the indenture, to waive compliance with certain provisions of the indentures or to waive certain defaults and their consequences; or

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture; or

•	modify any of the foregoing provisions.
Defeasance And Discharge Of The Indenture
      The notes will be subject to the provisions relating to defeasance and covenant defeasance, and satisfaction and discharge, all as described under “Description of Debt Securities—Defeasance; Satisfaction and Discharge” in the base prospectus.
Governing Law
      The indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry System
      The notes will be issued in the form of a global security held in book-entry form. DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global security will hold their interests pursuant to the procedures and practices of DTC.
      As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global security or the indenture. We and the trustee, and any of our or their respective agents, may treat DTC as the sole holder and registered owner of the global security.
Exchange Of Global Security
      Notes represented by the global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).
      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following summary discusses the material U.S. federal income tax considerations, and in the case of non-U.S. holders (as defined below) certain estate tax considerations, relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets and is applicable only to initial purchasers of notes who purchased the notes at their initial offering price. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.
      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
      If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.
      IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.
Consequences to U.S. Holders
      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes. Certain consequences to “non-U.S. holders” of notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident alien of the U.S.;

•	a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

Interest on the Notes
      Payments of stated interest on the notes will be subject to U.S. federal income taxation as ordinary income at the time such payments accrue or are received, in accordance with your method of accounting for tax purposes.

Sale, Redemption or Other Disposition of Notes
      You will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized upon the sale, redemption or other taxable disposition (except to the extent of any accrued but unpaid interest which is required to be treated as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to tax at a maximum rate of 15%. The deductibility of net capital losses by individuals and corporations is subject to limitations.
Consequences to Non-U.S. Holders
      The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest on the Notes
      U.S. federal withholding tax will not apply to any payment to you of principal or interest on a note under the “portfolio interest rule”, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable treasury regulations. Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.
      If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) generally in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Sale, Redemption or Other Disposition of Notes
      Any gain realized upon the sale, exchange, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the U.S. by you; or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
      An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

U.S. Federal Estate Tax
      Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—Interest on the Notes” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the U.S.
Information Reporting and Backup Withholding
      Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
      In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient and you have provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders— Interest on the Notes.”
      You will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
CERTAIN ERISA CONSIDERATIONS
      The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters
      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
      The acquisition and/or holding of the notes by an ERISA Plan with respect to which Continental Airlines, Inc. or an initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
      Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation
      Accordingly, by acceptance of the notes, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (i) such purchaser or transferee is not a Plan and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their legal counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below have agreed, severally and not jointly, to purchase, and we have agreed to sell to them the principal amount of notes set forth opposite their names below:

Principal Amount
Underwriters	of Notes

Morgan Stanley & Co. Incorporated	$
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.

Total	$200,000,000

      The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus if any such notes are taken.
      The underwriters initially propose to offer some of the notes directly to the public at the public offering price set forth on the cover page hereof and some of the notes to dealers at the public offering price less a concession not to exceed        % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed        % of principal amount of the notes on sales to other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.
      The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering:

Paid by Continental
Airlines Inc.

Per note	$
Total	$
      In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may bid for, and purchase, notes on the open market. In addition, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      Expenses associated with this offering, all of which are to be paid by us, are estimated to be approximately $0.5 million.
      We expect to deliver the notes against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the third business day following the date of the pricing of the notes.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
      The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
      The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
      This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
      Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
      From time to time in the ordinary course of business, each of the underwriters and their affiliates have engaged in and/or may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our subsidiaries and other affiliates for which they have received or will receive customary fees and expenses.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
LEGAL MATTERS
      The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time performed legal services for us unrelated to this offering.

PROSPECTUS

CONTINENTAL AIRLINES, INC.

Debt Securities, Common Stock,
Preferred Stock, Stock Purchase Contracts, Stock Purchase Units,
Depositary Shares, Warrants and Subscription Rights

Continental Airlines, Inc. may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “CAL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2006.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Continental,” “we, “us,” our” and the “company” each refers to Continental Airlines, Inc., unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities offered.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will result,” or words or phrases of similar meaning.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated in our SEC reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors”.

All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus. They contain important information about us and our financial condition.

Filing	Date Filed

Annual Report on Form 10-K for the year ended December 31, 2005	February 28, 2006
Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2005	March 13, 2006
Current Report on Form 8-K	January 4, 2006
Current Report on Form 8-K	January 30, 2006
Current Report on Form 8-K	February 1, 2006
Current Report on Form 8-K	February 2, 2006
Current Report on Form 8-K	March 2, 2006
Current Report on Form 8-K	March 31, 2006
Current Report on Form 8-K	April 4, 2006
Description of our common stock contained in our Registration Statement on Form 8-A/A#3	February 6, 2001
Description and terms of the preferred share purchase rights associated with our outstanding common stock contained in our Registration Statement on Form 8-A/A	March 17, 2004

Our SEC file number is 1-10323.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Continental Airlines, Inc.
1600 Smith Street,
Dept. HQSEO
Houston, Texas 77002
Attention: Secretary
(713) 324-2950

CONTINENTAL AIRLINES, INC.

We are the world’s sixth largest airline (as measured by the number of scheduled miles flown by revenue passengers, known as revenue passenger miles, in 2005). Together with ExpressJet Airlines, Inc. (operating as Continental Express), a wholly-owned subsidiary of ExpressJet Holdings, Inc., from which we purchase seat capacity, and our wholly owned subsidiary, Continental Micronesia, Inc., each a Delaware corporation, we operate more than 2,500 daily departures. As of December 31, 2005, we flew to 132 domestic and 126 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 23 European cities, nine South American cities, Tel Aviv, Delhi, Hong Kong, Beijing and Tokyo as of December 31, 2005. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 41 cities. Through our Guam hub,

Continental Micronesia provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness and the funding of a portion of our pension liabilities, and our working capital requirements.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of our “earnings” to our “fixed charges” for the year 2003 was 1.14. For the years 2001, 2002, 2004 and 2005, “earnings” were inadequate to cover “fixed charges”, and the coverage deficiency was $161 million in 2001, $658 million in 2002, $490 million in 2004 and $102 million in 2005.

The ratio of earnings to fixed charges is based on continuing operations. For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income (loss) adjusted for undistributed income of companies in which we have a minority equity interest; and

•	our fixed charges, net of interest capitalized.

“Fixed charges” represent:

•	the interest expense we record on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

•	that portion of rentals considered to be representative of the interest expense.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of our debt securities, consisting of notes, debentures or other evidences of indebtedness, that we may offer by this prospectus. We will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the debt securities offered under this prospectus and related prospectus supplements in registered or bearer form. The debt securities we offer pursuant to this prospectus will be unsecured obligations unless otherwise specified in the applicable prospectus supplement. We may issue the debt securities as unsubordinated or senior debt securities, or as subordinated debt securities. The senior debt securities will rank equally in right of payment with all our current and future unsubordinated indebtedness, and the subordinated debt securities will be subordinated in right of payment to all our senior indebtedness, as described below under “— Subordination of Subordinated Debt Securities.”

As required by U.S. law, debt securities are governed by a document called an “indenture.” The indenture is a contract between us and an entity named in this prospectus or a prospectus supplement which acts as trustee. The trustee has two main roles:

•	the trustee can enforce your rights, including rights you have against us if we default; and

•	the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Senior debt securities will be issued under a senior debt indenture entered into between us and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee, dated as of July 15, 1997. Subordinated debt securities will be issued under a subordinated debt indenture between us and a trustee we name when the subordinated debt securities are issued. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the “indentures.” We have filed the senior indenture and a form of the subordinated indenture as exhibits to this registration statement of which this prospectus is a part.

The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. You should not rely on this summary, because the indentures define your rights as a holder of the debt securities.

General

The indentures do not limit the total principal amount of debt securities that may be issued and provide that debt securities may be issued from time to time in one or more series. We will set forth in a prospectus supplement a description of the series of debt securities being offered, including some or all of the following:

•	the title of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities;

•	the date or dates on which principal will be payable or how to determine such dates;

•	the rate or rates of interest or the method of determination of interest rate; the date from which interest will accrue or the method by which such date may be determined; the dates on which interest will be payable (“Interest Payment Dates”); and any record dates for the interest payable on such Interest Payment Dates;

•	any obligation or option we may have to redeem, purchase or repay debt securities, or any option of the holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which such debt securities will be redeemed, purchased or repaid;

•	any rights of the holders of the debt securities to convert the debt securities into other securities or property and the terms and conditions governing such conversion or exchange;

•	the denominations in which such debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof for registered securities or if other than denominations of $5,000 for bearer securities);

•	whether such debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for such global debt securities;

•	the currency and denominations of the debt securities;

•	the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities, if other than 100% of the principal amount;

•	the person to whom any interest on any debt security will be payable, if other than the person in whose name the debt security is registered on the applicable record date;

•	any addition to, or modification or deletion of, any event of default or any covenant with respect to the debt securities;

•	the application, if any, of defeasance or covenant defeasance discussed below;

•	any provisions relating to the registration and exchange of the debt securities; and

•	any other terms of the series of debt securities.

The holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries because such creditors will have a direct claim against any assets of such subsidiaries upon their liquidation or reorganization. By contrast, as a holder of our debt securities (whether senior or subordinated debt securities), you will have only an indirect claim against the assets of our subsidiaries that derives through our ownership of the capital stock of our subsidiaries. Consequently, as a holder of debt securities, your right to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors). In addition, the holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the holders of our secured debt to the extent of the collateral securing such debt.

Except as may be set forth in a prospectus supplement, the indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur.

Unless we indicate differently in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully registered form without coupons. If debt securities are issued in bearer form, we will set forth the special restrictions and considerations applicable to such debt securities in a prospectus supplement. Bearer debt securities will be transferable by delivery of the security by the transferring holder to the new holder, and the transfer will not be registered or recorded by the trustee or us.

We may sell the debt securities for an amount less than their stated principal amount, bearing no interest or bearing a below market rate of interest. We will provide you with information on the federal income tax consequences and other special considerations applicable to any of these debt securities in a prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium and/or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, federal income tax considerations, specific terms and other information with respect to the debt securities and such foreign currency or currency units will be set forth in a prospectus supplement.

Denominations, Payment, Registration, Transfer and Exchange

We will issue registered debt securities in denominations of $1,000 and multiples of $1,000, and we will issue bearer debt securities in $5,000 denominations or, in each case, in such other denominations and currencies established by the terms of the debt securities of any particular series. Unless we provide otherwise in a prospectus supplement, we will make payments in respect of the debt securities, subject to any applicable laws and regulations, in the designated currency and at the office or agency as we may designate from time to time. At our option, however, we may make interest payments on debt securities in registered form:

•	by checks mailed by the trustee to the holders of the debt securities entitled to payment at their registered addresses; or

•	by wire transfer to an account maintained by the person entitled to payment as specified in the register of the debt securities maintained by the trustee.

We will pay installments of interest on debt securities:

•	in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for such interest, unless otherwise provided in a prospectus supplement; or

•	in bearer form at such paying agencies outside the United States as we may appoint from time to time, in the currency and in the manner designated in a prospectus supplement, subject to any applicable laws and regulations.

The paying agents outside the United States, if any, whom we initially appoint for a series of debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents, provided that, in the case of:

•	registered debt securities, we will be required to maintain at least one paying agent in each place of payment for any series; and

•	bearer debt securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of any series and any related coupons may be presented and surrendered for payment.

We will have the right to require a holder of any debt security, in connection with the payment of the principal of, premium and/or interest, if any, on any debt security, to certify certain information to us for tax purposes. In the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

Unless we provide otherwise in a prospectus supplement, you may transfer debt securities in registered form at the agency we designate from time to time. You will not be required to pay a service charge to transfer or exchange the debt securities, but you may be required to pay for any tax or other governmental charge imposed in connection with the transfer or exchange.

If we redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (A) the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered debt securities, and (B) the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer debt securities, or the mailing of the relevant notice of redemption, if debt securities of the series are also issuable as registered debt securities and there is no publication;

•	register the transfer of or exchange any registered debt securities called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

The payment of the principal of, premium, and/or interest, if any, on, and the redemption or repurchase of, the subordinated debt securities and coupons will be subordinated and junior in right of payment, as set forth in the subordinated indenture, to the prior payment in full of all our “senior indebtedness” (as defined below). Generally, the subordinated debt securities will rank equally in right of payment with all of our existing and future subordinated indebtedness other than any future subordinated indebtedness or other subordinated obligations which we specify will rank junior to the subordinated debt securities. Notwithstanding the preceding, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under “— Defeasance; Satisfaction and Discharge” below is not subordinate to any senior indebtedness or subject to the restrictions described herein.

Senior indebtedness consists of the following types of obligations, in each case subject to the exceptions enumerated below:

•	the principal of, premium, if any, interest, if any, and other amounts in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us, in each case that is not, by its terms, subordinated to other indebtedness;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property;

•	all of our conditional sale obligations;

•	all of our obligations under any title retention agreement (excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction;

•	all obligations (of the type referred to in the first six bullet points above) of other persons for which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations (of the type referred to in the first six bullet points above) of other persons secured by any lien on any of our properties or assets (whether or not such obligation is assumed by us).

Except as set forth in the applicable prospectus supplement, senior indebtedness will not include the following:

•	indebtedness that is subordinated to or pari passu with the subordinated debt securities;

•	indebtedness between or among us and our affiliates that ranks pari passu with, or junior to the subordinated debt securities;

•	our $100 million of Floating Rate Secured Subordinated Notes due December 2007;

•	our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II; and

•	our 6% Convertible Junior Subordinated Debentures due 2030.

The senior indebtedness will continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. Except as set forth in the applicable prospectus supplement, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities and coupons will rank senior in right of payment to our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II and our 6% Convertible Junior Subordinated Debentures due 2030.

No payment on account of principal of, premium, if any, or interest on, or redemption or repurchase of, the subordinated debt securities or any coupon or any deposit pursuant to the provisions described under “— Defeasance; Satisfaction and Discharge” below may be made by us if there is a default in the payment of principal, premium, if any, sinking funds or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any senior indebtedness. Similarly, no payment may be made if any other event of default with respect to any senior indebtedness, permitting the holders of senior indebtedness to accelerate the maturity thereof, has occurred and has not been cured, waived or ceased to exist after written notice to us and the trustee by any holder of senior indebtedness. Upon any acceleration of the principal due on the subordinated debt securities or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, all principal, premium, if any, sinking funds and interest or other amounts due on all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive any payment. Because of such subordination, if we become insolvent, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the subordinated debt securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of the subordinated debt securities.

The subordinated indenture does not limit our ability to incur senior indebtedness or any other indebtedness.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities of the series represented by the registered global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

•	be considered the holders of the debt securities for any purposes under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, the indentures provide that we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

Consolidation, Merger and Conveyance of Assets as an Entirety

Each indenture provides that we will not merge or consolidate with or into any other entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all our assets unless:

•	in the case of a merger or consolidation, we are the surviving corporation or the entity formed by such consolidation or into which we are merged or consolidated or the entity which acquires or which leases all or substantially all our assets is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, all our obligations under the debt securities, any related coupons and under the indenture;

•	immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and

•	certain other conditions are met.

If a successor corporation assumes our obligations, the successor will succeed to and be substituted for us under the indentures, the debt securities and any related coupons. Consequently, all of our obligations will terminate, except in the case of a lease. If any such permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction occurs, the holders of the debt securities will not have the right to require redemption of their securities or similar rights unless otherwise provided in a prospectus supplement.

Events of Default

An “Event of Default” occurs with respect to debt securities of any series if any of the following occurs:

•	we fail to pay any interest on any debt securities of that series or any related coupon or any other amount applicable to such series as specified in the applicable prospectus supplement within 30 days of the due date;

•	we fail to pay principal or premium on any debt securities of that series on its due date;

•	we fail to deposit any sinking fund payment when and as due by the terms of the debt securities of that series;

•	we default for 60 days after notice to us by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other agreement applicable to the debt securities of that series; and

•	certain events in bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default specified in the prospectus supplement applicable to such series occurs.

An Event of Default with respect to a particular series of debt securities will not necessarily be an Event of Default with respect to any other series of debt securities.

The indentures provide that, if an Event of Default occurs with respect to the debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us (and to the trustee for such series, if notice is given by the holders of debt securities), may declare the principal (or, if the debt securities of that series are original issue discount debt securities or indexed debt securities, such portion of the principal amount specified in the prospectus supplement) of all the debt securities of that series to be due and payable.

The indentures provide that the trustee for any series of debt securities will give to the holders of the debt securities of that series notice of all uncured Defaults (as defined below) within 90 days after the occurrence of a Default. However, such notice will not be given until 60 days after the occurrence of a Default with respect to the debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, and/or interest, if any, or make a mandatory sinking fund payment. Further, except in the case of default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as a committee comprised of certain officers of the trustee determines in good faith that withholding such notice is in the interests of the holders of the debt securities of that series. “Default” means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

Under the indentures, the trustee is under no obligation to exercise any of its rights or powers at the request of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provision for indemnification, the indentures provide that the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected with each series voting as a class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee. We are required to file annually with the trustee a certificate as to our compliance with all conditions and covenants under indentures.

By notice to the trustee, the holders of not less than a majority in total principal amount of any series of debt securities may waive any past Default or Event of Default with respect to that series and its consequences, except a Default or an Event of Default based on the payment of the principal of, premium, if any, or interest, if any, on any debt security of a series and certain other defaults. Further, such majority holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained by the trustee), if all existing Defaults and Events of Default with respect to that series (other than the non-payment of the principal of that series that has become due solely by the declaration of acceleration) have been cured or waived.

Modification of Indenture

Without Holder Consent.  Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to our company and the assumption of our covenants by the successor; or

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us; or

•	to add any additional Events of Default for all or any series of debt securities; or

•	to add or change any provisions to such extent as necessary to facilitate the issuance of debt securities in bearer or in global form; or

•	to provide security for the debt securities of any series; or

•	to establish the form or terms of debt securities of any series; or

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•	to add to, change or eliminate any provision affecting debt securities not yet issued; or

•	to cure any ambiguity, to correct any mistake or inconsistency or to facilitate the defeasance or discharge of any series of debt securities or make any other changes that do not adversely affect the interests of the holders of debt securities of any series in any material respect.

With Holder Consent.  Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indentures or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding debt security directly affected thereby,

•	change the stated maturity of the principal or interest on any debt security, or reduce the principal amount, interest rate or premium payable with respect to any debt security or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any such payment; or

•	reduce principal payable upon acceleration of the maturity of an original issue discount debt security; or

•	reduce the percentages of holders whose consent is required to amend the indentures or to waive compliance with certain provisions of the indentures or certain defaults; or

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indentures; or

•	modify any of the preceding provisions.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

Defeasance; Satisfaction and Discharge

If indicated in the applicable prospectus supplement, we will have two options to discharge our obligations under a series of debt securities before their stated maturity date. We may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as described below) (“defeasance”); or

•	to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”).

To elect either option, we must deposit with the trustee for such series an amount of money and/or government obligations sufficient to pay the principal of, premium and/or interest, if any, on such debt securities to stated maturity or redemption, as the case may be, and any mandatory sinking fund payments.

Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities of or within any series and any related coupons and to have satisfied all of our other obligations with respect to such debt securities and coupons, except for:

•	the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease such debt securities, payments in respect of the principal of, premium, and/or interest, if any, on the debt securities or any related coupons when such payments are due; and

•	certain other obligations as provided in the indentures.

Upon the occurrence of a covenant defeasance, we will:

•	be released only from our obligations to comply with certain covenants contained in the indentures;

•	continue to be obligated in all other respects under the defeased debt securities; and

•	continue to be contingently liable with respect to the payment of principal, premium and/or interest, if any, with respect to the defeased debt securities.

Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•	the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the applicable indenture;

•	certain bankruptcy related Defaults or Events of Default must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after such date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

•	any additional conditions to the defeasance or covenant defeasance which may be imposed on us pursuant to the applicable indenture.

A nationally recognized firm of independent public accountants must deliver a written certification to the trustee as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities. As holders of the debt securities, you will not have any recourse against such firm. If government obligations deposited with the trustee for the defeasance of the debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and you will have no additional recourse against us, as a result of such decrease in value or default.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest, if any, then due on the defeased debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

A prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to debt securities of or within a particular series.

In addition, we may satisfy and discharge either indenture with respect to any series of debt securities and as a result we will be relieved of our obligations with respect to the debt securities of that series, other than our obligations with respect to registration of transfer and exchange of such debt securities and the replacement of lost, stolen or mutilated debt securities, provided that either:

(1) we deliver all debt securities of that series previously authenticated and delivered and any related coupons (other than (a) coupons pertaining to certain bearer securities, (b) debt securities and coupons that have been replaced as destroyed, lost or stolen and (c) debt securities and coupons for which payment amounts have been deposited in trust and after two years repaid to us) to the trustee for cancellation; or

(2) all such debt securities and any related coupons not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and, in the case of this clause (2), we have deposited with the trustee in trust an amount of the currency in which that series is payable sufficient to pay the entire indebtedness on such debt securities and coupons, including interest to the date of deposit (in the case of debt securities that have become due and payable) or to their stated maturity or applicable redemption date.

The Trustee

The trustee under the senior debt indenture is J. P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.). The trustee under the subordinated debt indenture will be named when the subordinated debt securities are issued. If more than one series of debt securities is outstanding under an indenture, a trustee may serve as trustee with respect to the debt securities of one or more of such series. If more than one series of debt securities is outstanding under an indenture, the holders of a majority in total principal amount of each such series at any time outstanding may remove the trustee with respect to such series (but not as to any other series) by notifying the trustee and us and may appoint a successor trustee for such series with our consent.

Each indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions; however, if after an Event of Default has occurred and is continuing, the trustee acquires any conflicting interest (as specified in the Trust Indenture Act of 1939) it must eliminate such conflict or resign.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock currently consists of 200 million shares of Class B common stock, which we refer to as the common stock, and 10 million shares of preferred stock. As of March 31, 2006, we had outstanding 87,214,617 shares of Class B common stock and one share of Series B preferred stock.

This section contains a description of our common stock and preferred stock that we may offer by this prospectus as well as the terms of our Series B preferred stock which may affect our common stock and preferred stock that we may offer by this prospectus. The following discussion is not meant to be complete and is qualified by reference to our certificate of incorporation, bylaws and the rights agreement that we describe in this section. For more information, you should read “Where You Can Find More Information.”

Description of Common Stock

Rights to Dividends and on Liquidation, Dissolution or Winding Up.  Common stockholders participate ratably in any dividends or distributions on the common stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights.  Common stockholders do not have preemptive, subscription, conversion or redemption rights, and are not subject to further capital calls or assessments.

No Cumulative Voting Rights.  Common stockholders do not have the right to cumulate their votes in the election of directors.

Voting.  Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that voting rights of non-U.S. citizens are limited as described under “— Limitation on Voting by Foreign Owners.”

Description of Preferred Stock

The following summary describes certain general terms of our authorized preferred stock.

We may issue preferred stock from time to time in one or more series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock in one or more series, to fix the number of shares of the series and to establish the designations, powers, preferences and relative, participating, optional or other special rights of the preferred stock. Our board of directors may also fix the qualifications, limitations or restrictions, if any, of the preferred stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption rights and prices, conversion or exchange rights and liquidation preferences of the shares of the series, in each case without any further action or vote by our stockholders.

If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	the liquidation preference of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

•	any additional rights, preferences, qualifications and limitations of the preferred stock.

Limitation on Voting by Foreign Owners

Our certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, “U.S. citizen” means:

•	an individual who is a citizen of the United States; or

•	a partnership each of whose partners is an individual who is a citizen of the United States, or a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Our bylaws provide that no shares will be registered on the foreign stock record if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

Preferred Stock Purchase Rights

General.  One preferred stock purchase right is currently associated with each outstanding share of our common stock. Each of these preferred stock purchase rights entitles the registered holder to purchase from us one one-thousandth of a share of our Series A junior participating preferred stock at a purchase price of $200 per one one-thousandth of a share, subject to adjustment.

The preferred stock purchase rights will have anti-takeover effects. The preferred stock purchase rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by our board of directors, including by means of a tender offer at a premium to the market price. Subject to restrictions and limitations contained in our charter, the preferred stock purchase rights should not interfere with any merger or business combination approved by our board of directors, because we may redeem the preferred stock purchase rights at the redemption price prior to the time that a person has become an acquiring person or amend the preferred stock purchase rights to make them inapplicable to the approved transaction.

The following summary of the material terms of the preferred stock purchase rights is not meant to be complete and is qualified by reference to the rights agreement that governs the issuance of the rights. See “Where You Can Find More Information.”

Evidence and Transferability of Preferred Stock Purchase Rights.  The preferred stock purchase rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

•	10 days following a public announcement or public disclosure of facts made by us or an acquiring person that a person or group of affiliated or associated persons has become an acquiring person, which occurs, generally, when that person or group has acquired beneficial ownership of common stock representing 15% or more of the total number of votes entitled to be cast by the holders of common stock then outstanding; and

•	10 business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announcement of an intention of any person or group to make, a tender offer or exchange offer that, if completed, would result in the beneficial ownership by a person or group of shares of common stock representing 15% or more of such number of votes.

Until the rights distribution date or the earlier redemption or expiration of the preferred stock purchase rights:

•	the preferred stock purchase rights will be transferred only with the transfer of shares of common stock;

•	certificates representing shares of common stock which become outstanding after the record date for the initial distribution of the rights, will contain a notation incorporating the terms of the preferred stock purchase rights by reference; and

•	the surrender for transfer of any certificate representing shares of common stock will also constitute the transfer of the preferred stock purchase rights associated with the shares of common stock represented by that certificate.

As soon as practicable following the rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of the shares of common stock as of the close of business on the rights distribution date and those separate preferred stock purchase rights certificates alone will evidence the rights.

Exempt Persons.  We and certain persons affiliated with us are exempt from the definition of acquiring person. An exception to the definition of acquiring person in the rights agreement permits an institutional investor to be or become the beneficial owner of our common stock representing 15% or more of the voting power of the common stock then outstanding, subject to certain limitations described below, without becoming an acquiring person, as long as the institutional investor continues to be an institutional investor. Generally, an institutional investor is a person who, as of January 31, 2000:

•	beneficially owned more than 14% of the voting power of our common stock then outstanding;

•	had a Schedule 13G on file with the SEC with respect to its holdings;

•	is principally engaged in the business of managing investment funds for unaffiliated securities investors;

•	acquires the common stock pursuant to trading activities undertaken in the ordinary course of such person’s business not with the purpose or effect of exercising or influencing control over us; and

•	is not obligated to and does not file a Schedule 13D with respect to our securities.

If our board of directors determines that a person is no longer an institutional investor, then this person will be required to divest itself as promptly as practicable of a sufficient number of shares of common stock so that this person beneficially owns less than 15% of the voting power of our common stock then outstanding.

If our board of directors determines that this person does not divest itself of common shares as required, then this person will be or become an acquiring person under the rights agreement.

Exercisability of Rights.  The preferred stock purchase rights are not exercisable until the preferred stock purchase rights distribution date. The preferred stock purchase rights will expire on November 20, 2008, unless the expiration date is extended or unless the preferred stock purchase rights are earlier redeemed or exchanged by us, in each case, as described below.

If any person becomes an acquiring person, each holder of a preferred stock purchase right (other than preferred stock purchase rights beneficially owned by the acquiring person, which will be void) will, after the date that any person became an acquiring person, have the right to receive, upon exercise of those preferred stock purchase rights at the then current exercise price, that number of shares of common stock, or cash or other securities or assets in certain circumstances, having a market value of two times the exercise price of the preferred stock purchase right. If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a preferred stock purchase right will, after the date of that transaction, have the right to receive, upon the exercise of those preferred stock purchase rights at the then current exercise price of the preferred stock purchase right, that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the exercise price of the preferred stock purchase right.

The purchase price payable, and the number of shares of junior preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution in some circumstances.

Until a preferred stock purchase right is exercised, the holder of a preferred stock purchase right will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

From and after the occurrence of an event described in Section 11(a)(ii) of the rights agreement, if rights are or were, at any time on or after the earlier of (1) the date of such event and (2) the distribution date, acquired or beneficially owned by an acquiring person or an associate or affiliate of an acquiring person, such rights shall become void, and any holder of such rights shall thereafter have no right to exercise such rights.

Terms of Junior Preferred Stock.  Shares of junior preferred stock, which may be purchased upon exercise of the preferred stock purchase rights, will not be redeemable. Each share of junior preferred stock will be entitled to receive when, as and if declared by the board of directors, out of funds legally available for the purpose, an amount per share equal to 1,000 times the cash or non-cash dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock will be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of common stock. Each share of junior preferred stock will have 1,000 votes, together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of junior preferred stock will be entitled to receive an amount equal to 1,000 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

Exchange or Redemption.  At any time after any person becomes an acquiring person, and prior to the acquisition by any person or group of a majority of the voting power, our board of directors may exchange the rights (other than rights owned by such acquiring person which have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment). We may, at our option, substitute preferred shares or common stock equivalents for common stock, at the rate of one one-thousandth of a preferred share for each share of common stock (subject to adjustment). No fractional share of common stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the share of common stock on the last trading day prior to the date of exchange.

At any time prior to any person becoming an acquiring person, our board of directors, by the required board vote, may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. The redemption of the rights may be made effective at the time, on any basis and subject to the conditions which our board of directors may establish. Immediately upon any redemption of the rights (or upon a later date specified by our board of directors in the resolution approving a redemption), the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The redemption of the rights may be subject to certain restrictions and limitations contained in our charter.

Our board of directors, by the required board vote, may amend the terms of the rights without the consent of the holders of the rights, except that from the time any person becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights (other than the acquiring person and its affiliates and associates). The right of our board of directors to amend the rights agreement may be subject to certain restrictions and limitations contained in our charter.

Series B Preferred Stock

We have one outstanding share of Series B preferred stock, which is owned by Northwest Airlines, Inc. Set forth below is a description of some of the material provisions of the Series B preferred stock.

Ranking.  The Series B preferred stock ranks junior to all classes of our capital stock other than our common stock upon liquidation, dissolution or winding up of our company.

Dividends.  No dividends are payable on our Series B preferred stock.

Voting Rights.  The holder of the Series B preferred stock has the right to block certain actions we may seek to take, including:

•	certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

•	certain amendments to our rights plan (or redemption of those rights);

•	any dividend or distribution of all or substantially all of our assets; and

•	certain reorganizations and restructuring transactions involving us.

Redemption.  The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

•	Northwest Airlines, Inc. transfers or encumbers the Series B preferred stock;

•	there is a change of control of Northwest Airlines Corporation or Northwest Airlines, Inc. (or certain related entities that own a majority of the airline assets of Northwest Airlines Corporation or Northwest Airlines, Inc.) involving a third party major air carrier;

•	our alliance with Northwest Airlines, Inc. terminates or expires (other than as a result of a breach by us); or

•	Northwest Airlines Corporation or Northwest Airlines, Inc. (or certain related entities) materially breaches their standstill obligations to us or triggers our rights agreement (described above under “— Preferred Stock Purchase Rights”).

Corporate Governance and Control

Our certificate of incorporation provides that our board of directors will consist of a number of directors as may be determined from time to time by the board of directors in accordance with the bylaws. Our board of directors currently consists of 11 directors elected by common stockholders, subject to the rights of preferred stockholders to elect additional directors as set forth in any preferred stock designations.

Business Combinations

Our certificate of incorporation provides that we are not governed by Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Procedural Matters

Our bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders’ meeting to give us notice within specified periods in advance of the meeting and to follow certain other specified procedures.

Change of Control

Because a separate class vote is required pursuant to the terms of the Series B preferred stock in connection with some changes of control requiring stockholder approval as described under “— Series B Preferred Stock — Voting Rights,” a change of control of our company could be delayed, deferred or prevented.

In addition, the existence of the preferred stock purchase rights may have the effect of delaying or preventing a change of control of our company. See “— Preferred Stock Purchase Rights” above.

Limitation of Director Liability and Indemnification

Our certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our certificate of incorporation and bylaws currently provide that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our certificate of incorporation further provides that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the deposit agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or us on account of taxes.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

Limitation of Liability

The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•	any other material terms of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights,

•	the securities for which such subscription rights are exercisable,

•	the exercise price for such subscription rights,

•	the number of such subscription rights issued to each stockholder,

•	the extent to which such subscription rights are transferable,

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights,

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension),

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities,

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering, and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Any of the securities being offered hereby and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time:

•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution to our stockholders.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. We may also offer securities through agents in connection with a distribution to our stockholders of rights to purchase such securities. The terms of any such sales will be described in the prospectus supplement relating thereto.

We may offer our equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under Regulation M. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the securities in connection with an offering of securities, thereby creating a short position in the underwriters’

account. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The anticipated date of delivery of securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2005, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and the consolidated financial statements of ExpressJet Holdings, Inc. appearing in the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005, and ExpressJet Holdings, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are incorporated by reference herein. Our financial statements and management’s assessment and ExpressJet Holdings, Inc.’s financial statements and management’s assessment are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The consolidated financial statements of Copa Holdings, S.A. appearing in the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Ernst & Young, Panama, independent registered public accounting firm, as set forth in its report thereon, which is incorporated by reference herein. The financial statements of Copa Holdings, S.A. are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young, Panama as experts in accounting and auditing.